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                                                                   EXHIBIT 10.17

                               FIRST AMENDMENT TO

                            STANDARD LEASE AGREEMENT

      THIS FIRST AMENDMENT TO STANDARD LEASE AGREEMENT (the "Amendment") is entered into as of the 17th day of January, 2003 ("Effective Date"), by and between TEACHERS' RETIREMENT SYSTEM OF THE STATE OF ILLINOIS, a retirement system created pursuant to the laws of the State of Illinois ("Landlord"), and CRAY INC., a Washington corporation ("Tenant").

                                R E C I T A L S:

      A. Landlord and Tenant entered into that certain Standard Lease Agreement for Office/Service Space dated August 10, 2000 (the "Lease") for certain premises consisting of approximately 13,887 square feet ("Building V Premises") of office and service building at 1345 Mendota Heights Road, Mendota Heights, MN and approximately 25,620 square feet of office and service premises ("Building VI Premises") located at 1340 Mendota Heights Road, Mendota Heights, MN both as more particularly set forth in the Lease (collectively, the "Existing Premises").

      B. Landlord and Tenant have agreed to amend the Lease to provide for the expansion of the Building V Premises to include 15,756 rentable square feet in the Building V and to extend the Term of the Lease and otherwise amend the Lease as hereinafter provided.

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. RECITALS INCORPORATED: CERTAIN DEFINED TERMS. The Recitals set forth above are hereby incorporated by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1. Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease.

2. EXPANSION OF PREMISES. Subject to the provisions of Section 11 below, effective on that date when Landlord has delivered possession of the Expansion Area (as hereinafter defined) to Tenant, which date is estimated to be March 1, 2003 (the "Effective Date"), there shall be added to the Premises under the Lease that area of Building V containing approximately 15,756 rentable square feet and graphically shown on Exhibit A attached hereto (the "Expansion Area"). The Premises under the Lease shall then consist of the Existing Premises and the Expansion Area and shall total 55,263 rentable square feet.

3. TERM. The Term of the Lease is hereby amended to expire at midnight on September 30, 2009, unless further extended by Tenant pursuant to Section 10 below.


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4.    RENT.

      (a) Except as set forth to the contrary in this Amendment, Tenant's possession of the Premises, including without limitation the Expansion Area, shall be upon all of the terms and conditions set forth in the Lease.

      (b) Commencing on that day which is the 91st day after the Effective Date until October 1, 2003, in addition to the Minimum Rent set forth in the Lease, Tenant shall pay to Landlord Minimum Rent for the Expansion Area in an amount equal to Twelve Thousand Sixty Six and 47/100 Dollars ($12,066.47) per month [said amounts as based on an annual rental rate of Nine and 19/100 Dollars ($9.19) per square foot of rentable area in the Expansion Area]. In the event that the Expansion Area Rent Commencement commences on a day other than the first day of a month, the Minimum Rent payable for such a partial month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of Minimum Rent payable during such period as set forth above.

      (c) Commencing on the Effective Date, Tenant shall pay Additional Rent based upon the Premises, including the Expansion area.

      (d) Commencing on October 1, 2003 until the expiration of the Term, the Minimum Rent for the Premises shall be as follows:

             Period of Term                        Annual Rate Per SF        Monthly Minimum Rent

           10/1/03 to 9/30/05                        $    9.69               $   44,624.87
           10/1/05 to 9/30/06                        $   10.00               $   46,052.50
           10/1/06 to 9/30/07                        $   10.20               $   46,973.55
           10/1/07 to 9/30/08                        $   10.40               $   47,894.60
           10/1/08 to 9/30/09                        $   10.61               $   48,861.70

      (e) Tenant hereby acknowledges and agrees that except as set forth in
Section 6 below, Landlord shall have no obligation to make any improvements, decorations, repairs, alterations or additions to the Premises as a condition of Tenant's obligation to pay Rent during the Term as amended hereby.

5. CONSTRUCTION AND POSSESSION. Article 4 of the Lease is hereby deleted and replaced with the following:

      The Tenant shall accept the Expansion Area "as is where is" and, except as set forth in Section 6 below, Landlord has made no agreement to improve or perform any work thereon. Tenant shall be responsible for constructing improvements in the Premises pursuant to plans that have been approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned ("Tenant Improvements"). Tenant shall submit the plans for such Tenant Improvements to Landlord for review and approval prior to beginning any of the Tenant Improvements. Landlord's approval of such plans
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      shall not be considered a representation or warranty that such plans or
      Tenant Improvements comply with all applicable laws, codes and/or regulations. Tenant shall have the right to select the contractor to build the Tenant Improvements which contractor shall be acceptable to Landlord, which acceptance shall not be unreasonably withheld, delayed or conditioned. Any and all contractors must comply with any and all applicable codes, laws and regulations applicable to the Premises including without limitation Landlord's reasonable rules and regulations applicable to the Premises. Landlord has agreed to provide Tenant with an allowance of $867,750.00 to be used towards the cost of the Tenant Improvements ("the "TI Allowance"), which TI Allowance and the Tenant Improvements shall be subject to the following provisions: (i) any TI Allowance that remains after payment of all of the costs associated with the Tenant Improvements up to a maximum of $110,526.00 will be credited by Landlord to Tenant towards the Minimum Rent next becoming due and any amounts remaining which are in excess of such maximum shall belong to Landlord; (ii) the TI Allowance shall be used only for the payment of costs relating to the construction of the Tenant Improvements (including without limitation the costs of preparing plans and construction drawings, the cost of any and all voice and data cabling, and the cost to relocate Tenant's existing employees within the Existing Premises as necessary to perform the construction of the Tenant Improvements; (iii) the Tenant Improvements shall be made by Tenant at the sole cost and expense of Tenant subject to the reimbursement thereof with the TI Allowance and shall be performed in accordance with all provisions of the Lease (including without limitation Article 15 thereof), including compliance with all applicable governmental laws, ordinances and regulations; (iv) Tenant shall be solely responsible for any and all costs of the Tenant Improvements in excess of the TI Allowance; (v) if the cost of the Tenant Improvements is in excess of the TI Allowance ("Excess"), Tenant shall have the option of either paying all costs incurred for such Excess first out of Tenant's funds before any of the TI Allowance is disbursed or depositing Tenant's funds in the amount of the Excess into a construction type escrow to be held and disbursed in accordance with an escrow agreement mutually acceptable to Tenant and Landlord; (vi) it shall be a condition of Landlord's obligation to pay any installment of the TI Allowance for work performed by any contractor or supplier, that Tenant shall provide or cause to be provided to Landlord a copy of all contracts with contractors and subcontractors and contractor's and subcontractor's affidavits and waivers of lien covering all labor and material used and expended for which contractors and subcontractors are requesting payment, all in form and content reasonably satisfactory to Landlord; (vii) it shall be a condition to Landlord's obligation to pay or credit any amount of TI Allowance that Tenant is not then in default under any of the other material terms, covenants and conditions of this Lease beyond any applicable notice and cure period provided for in the Lease; and (viii) the TI Allowance shall be advanced as costs are incurred.. Tenant shall not be responsible for or obligated to pay any fee to or to reimburse Landlord for any expenses associated with Landlord's review, approval or coordination of such Tenant Improvements.

6. LANDLORD'S RESPONSIBILITY FOR HVAC. Section 7(A) shall be amended to add the following to the end thereof: "Without in any way limiting or diminishing the Tenant's obligations under Article 6 hereof, including without limitation Section 6A, Landlord
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      shall be responsible for the replacement, but not the repair of the HVAC units, unless such replacement is caused by the fault or negligence of Tenant, its employees, or invitees.

7. SIGNAGE. Article 22 of the Lease is hereby amended to delete the last sentence thereof and to add the following: "Notwithstanding the foregoing, Tenant shall be permitted to install three monument signs on the Property and two fascia-mounted signs on the Building, at Tenant's sole cost and expense, provided (i) such signage is in compliance with any and all applicable laws, codes and regulations; (ii) Tenant has received Landlord's approval of the location and aesthetics of such signage, which approval shall not be unreasonably withheld, delayed or conditioned; and
      (iii) at the expiration or termination of the Lease, Tenant shall, at Tenant's sole cost and expense, remove such signage and repair any damage to the Property and Building to the state existing prior to the installation of such signage; provided, however, that if Landlord, in its sole discretion, chooses to have any of such signage remain at the Property and/or the Building, Landlord shall notify Tenant in writing and Tenant shall not remove any such signage that Landlord has chosen to remain."

8. SECURITY DEPOSIT. Upon the Effective Date, Landlord shall return the Security Deposit to Tenant and Article 26 shall be deemed to be deleted in its entirety.

9. TERMINATION OPTION. Article 31 of the Lease is hereby deemed to be deleted in its entirety.

10.   OPTION TO EXTEND. The following is hereby added as a new Article 31 to the
      Lease:

      Provided that Tenant has not assigned any of its rights under the Lease and/or no more than 5,000 square feet of the Premises are subject to any sublease with an entity that is not an affiliate of Tenant as of the date of such Renewal Notice and/or as of the first day of such Extended Term, and further provided Tenant is not in default under the Lease at the time of giving the Renewal Notice or at any time thereafter up to the commencement of the applicable Extended Term, Tenant shall have the right to extend the Term of the Lease for three separate but consecutive additional periods of three (3) years each (each an "Extended Term") by giving written notice of its intention to extend the Term no later than nine (9) months prior to the commencement of the applicable Extended Term, time being of the essence (the "Renewal Notice"). If Tenant does not timely give the Renewal Notice prior to the expiration of the Term or any applicable Extended Term, Tenant shall forfeit its rights to any and all remaining rights to extend the Term. In the event a Renewal Notice is timely given, Tenant shall lease the Premises from Landlord for the applicable Extended Term on the same terms and conditions as are applicable to the then expiring Term or Extended Term; provided, however,
      (i) Tenant shall have no future rights to extend the Term after the exercise of the third extension right, (ii) there shall be no obligation on the part of Landlord to make any betterments or improvements or to reimburse Tenant for any such betterments or improvements in connection with any Extended Term, and (iii) the Minimum Rent payable during the first Extended Term shall be equal to $10.82 per rentable square feet for the Premises for the first year of such

      Extended Term, $11.04 per rentable square feet for the second year of such Extended Term and $11.26 per rentable square feet for the third year of such Extended Term, and (iv) the Minimum Rent payable during the second Extended Term shall be equal to $11.49 per rentable square feet for the Premises for the first year of such Extended Term, $11.72 per rentable square feet for the second year of such Extended Term and $11.95 per rentable square feet for the third year of such Extended Term, and (v) the Minimum Rent payable during the third Extended Term shall be equal to $12.19 per rentable square feet for the Premises for the first year of such Extended Term, $12.43 per rentable square feet for the second year of such Extended Term and $12.68 per rentable square feet for the third year of such Extended Term.

11.   CONTINGENCY. The following is hereby added as a new Article 32 to the
      Lease:

      Notwithstanding anything in this Lease to the contrary, the obligation of Landlord to lease the Premises under this Lease Agreement to Tenant in accordance with the terms hereof shall be contingent upon Landlord entering into a written agreement with Kinko's, Inc. on terms and conditions acceptable to Landlord in its sole and absolute discretion whereby Kinko's, Inc. agrees to terminate its lease of the Expansion Area and vacate possession of same no later than February 28, 2003. If such written agreement with Kinko's, Inc. is not entered into by February 28, 2003 and/or Kinko's Inc. does not vacate possession of its space on or before May 31, 2003, this Amendment shall automatically become null and void and of no further force and effect except for the right of Tenant to terminate set forth below in this Paragraph 11. In the event that Kinko's Inc does not vacate possession of its space by February 28, 2003, Landlord shall use its commercially reasonable efforts to remove Kinko's Inc from the space, including without limitation exercising Landlord's rights under the Kinko's lease. In the event that Kinko's, Inc. does not vacate possession of its space on or before May 31, 2003, provided Tenant is not in default under the Lease beyond any applicable notice and/or cure period at the time of giving the Termination Notice (as defined below) or at any time thereafter to and including the Effective Date of Termination (as defined below), Tenant shall have the one time right, without payment of any termination fee or penalty, to terminate the Lease, as amended hereby, early as to all of the Premises effective as of April 30, 2004 (the "Effective Date of Termination") by giving written notice of termination to Landlord no later than June 30, 2003, time being of the essence ("Termination Notice").

12. TIME IS OF THE ESSENCE. Time is of the essence for this Amendment and the Lease and each provision hereof and thereof.

13. SUBMISSION OF AMENDMENT. Submission of this instrument for examination shall not bind Landlord and no duty or obligation on Landlord shall arise under this instrument until this instrument is signed and delivered by Landlord and Tenant.

14. ENTIRE AGREEMENT. This Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant's leasing of the Premises. Except for the Lease and this Amendment, no prior agreements or understandings with respect to the Premises shall be valid or of any force or effect.

15. SEVERABILITY. If any provision of this Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

16. FULL FORCE AND EFFECT. Except as modified by this Amendment, all of the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Lease remain in full force and effect. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall prevail.

17. SUCCESSORS AND ASSIGNS. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

18. LANDLORD'S LIABILITY. Anything in this Amendment or the Lease to the contrary notwithstanding, covenants, undertakings and agreements herein and/or therein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements or for the purpose of binding Landlord personally or the assets of Landlord (except Landlord's interest in the Building) but are made and intended for the purpose of binding only Landlord's interest in the Building. No personal liability or personal responsibility is assumed by, or shall at any time be asserted to be enforceable against Landlord, its partners or any of its members, trustees, board of directors or officers, its investment manager or any employee or agent of its investment manager on account of this Amendment or the Lease or on account of any covenant, undertaking or agreement of Landlord contained in this Amendment or the Lease.

19. LANDLORD'S AGENT. Capri/Capital Advisors LLC ("Capital") is acting solely as agent for Landlord in connection with this Amendment. All of the terms, provisions, stipulations, covenants and conditions to be performed by Landlord are undertaken solely as said agent and not personally or individually by Capital. No personal liability shall be asserted or enforced against Capital or any of its employees, officers, directors, shareholders, members or agents by reason of any of the terms, provisions, stipulations, covenants and conditions contained in this Amendment.

20. TRS. Without limitation of any other provision of this Amendment, this Amendment is being executed by and on behalf of the Teachers' Retirement System of the State of Illinois ("TRS"). Neither TRS nor any present or future officer, director, employee, trustee, member or agent of TRS shall have any personal liability, directly or indirectly, and recourse shall not be had against TRS or any such officer, director, employee, trustee, member or agent, under or in connection with this Amendment or any other document or instrument heretofore or hereafter executed in connection with same. Tenant hereby waives and releases any all such personal liability and recourse. Tenant and its successors and assigns and all other persons claiming by, through or under Tenant shall look solely to Landlord's interest in the Building of which the Premises are a part with respect to any claim against Landlord arising under or in connection with this

      Amendment or any other document or instrument heretofore or hereafter executed in connection with this Amendment. The limitations of liability provided herein are in addition to, and not in limitation of, any limitations of liability otherwise set forth herein or applicable to TRS by law or in any other contract, agreement or instrument.

21. BROKERS. Tenant represents and warrants to Landlord that it has had no dealings with any real estate broker, finder, commission or other person entitled to compensation for services rendered in connection with the negotiation or execution of this Amendment, except United Properties ("Broker"), whose commission shall be paid solely by Landlord pursuant to the terms of a separate agreement between Landlord and Broker. Tenant hereby agrees to indemnify, defend and hold Landlord, its trustees, partners and agents and their respective agents and employees harmless from all claims of any other broker or brokers claiming to have dealt with Tenant in connection with this Amendment and the Lease. Landlord represents and warrants to Tenant that it has had no dealings with any real estate broker, finder, commission or other person entitled to compensation for services rendered in connection with negotiation or execution of this Amendment, except Broker. Landlord hereby agrees to indemnify, defend and hold Tenant, its trustees, partners and agents and their respective agents and employees harmless from all claims of any other broker or brokers claiming to have dealt with Landlord in connection with this Amendment and the Lease.

22. ADA COMPLIANCE. The following sentence is added to Section 29 of the Lease immediately prior to the last sentence of such Section: "Landlord shall be solely responsible for all Title III compliance and costs in connection with the exterior portions of the Building other than "path of travel" requirements triggered by Tenant's use of and/or construction or alterations in the Premises."

23. COUNTERPARTS. This Amendment may be executed in duplicate, either counterpart of which is to be considered an original and taken together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]
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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

TEACHERS' RETIREMENT
SYSTEM OF THE STATE OF

ILLINOIS

By:   CAPRI/CAPITAL ADVISORS LLC,
      its investment manager and duly authorized agent


         By:    /s/ THOMAS J. PABIAN
              ---------------------------------------------------------
                  Thomas J. Pabian
                  Executive Vice President

TENANT:

CRAY INC., a Washington corporation


By:       /s/  DAVID E. FRASCH
     ------------------------------------------------
Name:       DAVID E. FRASCH
       ----------------------------------------------
Its:         CHIEF TECHNOLOGY COUNSEL
      -----------------------------------------------